                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                               WORLD ACCESS, INC.

SUMMARY: U.S. BANKRUPTCY COURT CONFIRMS RESURGENS REORGANIZATION PLAN

FOR IMMEDIATE RELEASE

Atlanta, Georgia -- September 3, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division, has confirmed the Plan of Reorganization (the "Plan") of Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("Resurgens"). The Plan incorporates the terms of the definitive agreement entered into earlier this year by World Access to acquire Resurgens, a facilities-based provider of international network access.

Steven A. Odom, Chairman and Chief Executive Officer, said "The confirmation of the Plan satisfies a significant condition to the consummation of the Resurgens acquisition, which is expected to occur in the near future. This acquisition will uniquely position World Access to offer telecommunications service providers a complete network solution, including proprietary equipment, planning and engineering services and access to international long distance. The international network access offered by Resurgens is a critical element of new and expanded networks currently being planned or implemented by many of our customers. World Access is beginning to realize significant synergies as a result of the Resurgens acquisition, including equipment sales to Resurgens customers, potential joint ventures with international PTTs and CLECs, and carrier service revenues form World Access equipment customers."

John D. Phillips, Chairman and Chief Executive Officer of Resurgens, commented "We are extremely pleased that Resurgens' creditors have embraced our plan of reorganization, an integral part of which is the merger with World Access. We have rebuilt Resurgens' operating network and implemented new, reliable billing systems and a 24 hour-7 day Network Operations Center. Competitive, dedicated bandwidth and transit agreements are now in place to carry traffic to all key regions of the world and Resurgens is now carrying extensive international traffic for WorldCom and numerous other long-distance companies."

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     EXCEPT FOR ANY HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH ARE DESCRIBED IN THE COMPANY'S SEC REPORTS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED DECEMBER 31, 1997, THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND JUNE 30, 1998, AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497).

COMPANY CONTACT:          NANCY L. DE JONGE     DIRECTOR OF INVESTOR RELATIONS
(404-231-2025)